Exhibit 99.1

Contact:
Kevin Chamberlain,
Managing Director, Corporate Communications
(818) 224-7028

PennyMac Mortgage Investment Trust Reports Second Quarter 2012 Results

Moorpark, CA August 2, 2012 — PennyMac Mortgage Investment Trust (NYSE: PMT) today reported net income of $29.6 million, or $0.79 per diluted share, for the second quarter of 2012, on net investment income of $64.4 million. In addition, the Board of Trustees of PMT has declared a cash dividend of $0.55 per common share of beneficial interest. This dividend will be paid on August 31, 2012 to common shareholders of record on August 16, 2012.

Quarterly Highlights

Record financial results:

•                  Diluted earnings per common share of $0.79, up 22 percent from the prior quarter on a 27 percent increase in weighted shares outstanding

•                  Net investment income of $64.4 million, up 38 percent from the prior quarter

•                  Net income of $29.6 million, up 55 percent from the prior quarter

•                  Return on average equity of 17 percent(1), up from 13 percent in the prior quarter

Strong operational performance:

•                  Correspondent purchases of $3.4 billion in unpaid principal balance (UPB)(2), up 88 percent from the prior quarter

(1)  Return on equity calculated using average monthly equity values.

(2)  FHA purchases were $1.6 billion in UPB, for which PMT earns a sourcing fee and interest income for its holding period.

•                  Conventional purchases of $1.8 billion, up 79 percent from the prior quarter

•                  Correspondent interest rate lock commitments (IRLCs) of $4.6 billion, up 94 percent from the prior quarter

•                  Conventional IRLCs of $2.7 billion, an increase of 120 percent from the prior quarter

•                  Distressed mortgage loan purchases of $402 million in UPB

•                  Cash flow from investments of $116 million, up 46 percent from prior quarter

PMT earned $38.0 million in pretax income for the quarter ended June 30, 2012.  The following table presents the contribution of PMT’s Investment Activities and Correspondent Lending segments to pretax income:

	Quarter ended June 30, 2012
	Investment	Correspondent
Unaudited	activities	lending	Total*
	(in thousands)
Revenues:
External
Net gain on investments	$27,992	$—	$27,992
Interest income	12,881	3,178	16,059
Net gain on mortgage loans acquired for sale	—	18,046	18,046
Other income	1,783	583	2,366
	42,656	21,807	64,463
Expenses:
Loan fulfillment fees	—	7,715	7,715
Interest	5,071	1,689	6,760
Loan servicing expense	5,756	30	5,786
Other	5,871	356	6,227
	16,698	9,790	26,488
Pre-tax net income	$25,958	$12,017	$37,975

*Net of intersegment elimination

“PMT’s results for the second quarter were driven by strong growth across our correspondent and investment activities,” said Chairman and Chief Executive Officer Stanford L. Kurland.  “During the quarter PMT’s correspondent volume grew to new highs and we added to our portfolio of distressed whole loans through four acquisitions.  Through PCM, our manager, and PLS, our servicer and fulfillment provider, we exceeded our target for correspondent of purchasing $1 billion per month in June by over $400 million and continue to see excellent resolutions in our distressed portfolio.

Achieving a return on average equity of over 17 percent during the quarter in which we raised over $200 million in new equity capital demonstrates our ability to quickly and effectively deploy new capital into accretive transactions.”

During the quarter ended June 30, 2012, PMT recorded investment income on financial instruments totaling $62.0 million, as detailed on the following table:

	Quarter ended June 30, 2012
	Net gain						Annualized %
	on	Interest income			Total	Average	Interest	Total
Unaudited	investments	Coupon	Discount(1)	Total	revenue	balance	yield	return(2)
	(dollars in thousands)
Assets:
Short-term investments	$—	$47	$—	$47	$47	$71,728	0.26%	0.26%
Mortgage-backed securities:
Non-Agency subprime	195	920	(130)	790	985	114,301	2.73%	3.41%
Non-Agency Alt-A	409	71	95	166	575	49,995	1.32%	4.55%
Non-Agency prime jumbo	94	95	(75)	20	114	6,420	1.23%	7.07%
Agency FNMA 30-year fixed	8	26	9	35	43	4,112	3.30%	4.11%
Total mortgage-backed securities	706	1,112	(101)	1,011	1,717	174,828	2.29%	3.89%
Mortgage loans:
At fair value	24,798	11,439	—	11,439	36,237	718,173	6.30%	19.96%
Under forward purchase agreements at fair value	2,488	348	—	348	2,836	60,490	2.27%	18.55%
Acquired for sale at fair at fair value	18,046	3,157	—	3,157	21,203	261,470	4.78%	32.08%
Total mortgage loans	45,332	14,944	—	14,944	60,276	1,040,133	5.68%	22.93%
	$46,038	$16,103	$(101)	$16,002	$62,040	$1,286,689	4.92%	19.08%

(1)   Amounts in this column represent accrual of unearned discounts

(2)   Total return represents the sum of the interest yield and the net gain on the respective investment and does not take into account expenses associated with managing the asset.

“Investment income from financial instruments increased over 50 percent from the first quarter of 2012, driven largely by the increase in gains on our correspondent activity and on our whole loan portfolio,” continued Mr. Kurland.  “Net gains on our distressed whole loan portfolio totaled $27.3 million.  Correspondent lending generated another $18.0 million in gains from mortgage loans acquired for sale.  PMT’s strategy continues to evolve with the current market environment and we believe the Company is well positioned to continue its growth.”

Correspondent Lending

During the quarter, correspondent lending funded $3.4 billion in UPB of loans, and IRLCs amounted to $4.6 billion, compared to $1.8 billion and $2.3 billion, respectively, in the first quarter of 2012.  Of total correspondent fundings, conventional loans amounted to $1.8 billion, FHA loans were $1.6 billion, and jumbo loans were $2.6 million.

Pretax income attributable to the correspondent lending segment was $12.0 million for the quarter, primarily driven by an $18.0 million net gain on mortgage loans acquired for sale and $3.2 million of interest income.

The following details the composition of net gain on mortgage loans acquired for sale in the second quarter of 2012:

Quarter ended
Unaudited	June 30, 2012
($ in thousands)
MSR Value	$16,960
Rep & Warrant provision	(618)
Cash settlement*	(9,527)
Market value adjustments of pipeline, inventory and hedges	11,232
Gain on sale	$18,047

*Cash receipt at sale, net of cash hedge expense

Distressed Mortgage Investments

PMT’s distressed mortgage loan portfolio generated realized and unrealized gains totaling $27.3 million in the second quarter of 2012 compared to $11.1 million in the first quarter of 2012.  Of the gains in the second quarter of 2012, $6.5 million was realized through payoffs, which resulted from collections on the loan balances at levels higher than their recorded fair values.  Valuation gains totaled $20.9 million in the second quarter of 2012, compared to $6.3 million in the first quarter of 2012 and were primarily driven by the Company’s portfolio of nonperforming whole loans.  The major contributing factors to the increase in valuation gains on the portfolio were stabilizing home prices, the continued progression of loans towards their ultimate resolution, and growth in the size of the investment portfolio.

The following details the realized and unrealized gains on mortgage loans for the second quarter of 2012:

Quarter ended June 30,
Unaudited	2012
(in thousands)

Valuation changes
Performing loans	$2,636
Nonperforming loans	18,281
20,917
Payoffs and Sales	6,369
$27,286

Expenses

Expenses for the second quarter of 2012 totaled $26.4 million, compared to $22.1 million in the first quarter of 2012.  The increase is primarily attributable to the overall increase in correspondent activity, which resulted in increased loan fulfillment fees in line with that growth, as well as increases in professional services and management fees.  Professional services increased to $1.2 million in the second quarter, from $442,000 in the first quarter, due to diligence fees relating to the acquisition of distressed assets during the second quarter.  The increased expense associated with the management fee resulted largely as a result of the increased equity of the Company.  PMT’s effective income tax rate remained at 22% for the quarter, flat from the first quarter.

Stanford L. Kurland, Chairman and Chief Executive Officer of PMT, concluded, “The Company continues to demonstrate strong performance and growth across its business segments.  We believe we are currently in a unique window of time in the restructuring of the mortgage markets, and there are numerous opportunities in front of PMT.  We are seeing more opportunities in the market today for mortgage assets than we have at any other time in the Company’s history and feel PMT is well positioned to capitalize on these opportunities.”

Management’s recorded earnings call and slide presentation will be available in the Investor Relations section of the Company’s website at www.PennyMac-REIT.com beginning at 5:30 a.m. (PT) on Thursday, August 2, 2012.

About PennyMac Mortgage Investment Trust

PennyMac Mortgage Investment Trust is a mortgage real estate investment trust (REIT) that invests primarily in residential mortgage loans and mortgage-related assets.  PennyMac Mortgage Investment Trust trades on the New York Stock Exchange under the symbol “PMT” and is externally managed by PNMAC Capital Management, LLC, a wholly owned subsidiary of Private National Mortgage Acceptance Company, LLC.  Additional information about PennyMac Mortgage Investment Trust is available at www.PennyMac-REIT.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, as well as industry and market conditions, all of which are subject to change.  Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements.  Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein.  Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to:  changes in general business, economic, market and employment conditions from those expected; continued declines in residential real estate and disruption in the U.S. housing market; the availability of, and level of competition for, attractive risk-adjusted investment opportunities in residential mortgage loans and mortgage-related assets that satisfy our investment objectives and investment strategies; changes in our investment or operational objectives and strategies, including any new lines of business; the concentration of credit risks to which we are exposed; the availability, terms and deployment of short-term and long-term capital; unanticipated increases in financing and other costs, including a rise in interest rates; the performance, financial condition and liquidity of borrowers; increased rates of delinquency or decreased recovery rates on our investments; increased prepayments of the mortgage and other loans underlying our investments; changes in regulations or the occurrence of other events that impact the business, operation or prospects of government sponsored enterprises; changes in government support of homeownership; changes in governmental regulations, accounting treatment, tax rates and similar matters; and our ability to satisfy complex rules in order to qualify as a REIT for U.S. federal income tax purposes.  You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.  The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	June 30,	March 31,
	2012	2012
	(unaudited)
ASSETS
Cash	$27,970	$16,405
Short-term investments	32,340	63,444
Mortgage-backed securities at fair value	167,446	174,604
Mortgage loans acquired for sale at fair value	460,419	155,295
Mortgage loans at fair value	969,954	667,542
Mortgage loans under forward purchase agreements at fair value	16,881	105,030
Real estate acquired in settlement of loans	89,121	81,209
Real estate acquired in settlement of loans under forward purchase agreements	797	23,661
Mortgage servicing rights:
at lower of amortized cost or fair value	31,547	17,346
at fair value	1,285	1,188
Principal and interest collections receivable	21,911	14,950
Principal and interest collections receivable under forward purchase agreements	3,004	7,678
Interest receivable	3,610	2,018
Due from affiliates	8,314	5,464
Other assets	56,146	42,186
Total assets	$1,890,745	$1,378,020

LIABILITIES
Unsettled mortgage-backed securities purchases	$—	$115,636
Assets sold under agreements to repurchase:
Securities	157,289	53,068
Mortgage loans acquired for sale at fair value	418,019	143,819
Mortgage loans at fair value	412,495	282,810
Real estate acquired in settlement of loans	19,909	21,744
Borrowings under forward purchase agreements	16,693	127,591
Accounts payable and accrued liabilities	24,174	9,683
Contingent underwriting fees payable	5,883	5,883
Payable to affiliates	21,591	17,347
Income taxes payable	9,019	4,483
Total liabilities	1,085,072	782,064

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Common shares of beneficial interest—authorized, 500,000,000 common shares of $0.01 par value; issued and outstanding, 41,466,369 and 31,023,863 common shares, respectively	415	310
Additional paid-in capital	767,506	564,819
Retained earnings	37,752	30,827
Total shareholders’ equity	805,673	595,956
Total liabilities and shareholders’ equity	$1,890,745	$1,378,020

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share data)

	2012
	30-Jun	31-Mar
Investment Income
Net gain (loss) on investments:
Mortgage-backed securities	$706	$357
Mortgage loans	27,286	11,131
	27,992	11,488
Interest income:
Short-term investments	47	31
Mortgage-backed securities	1,011	574
Mortgage loans	14,944	15,820
	16,002	16,425
Net gain on mortgage loans acquired for sale	18,046	13,370
Results of real estate acquired in settlement of loans	2,571	3,717
Net loan servicing fees	(855)	197
Other	650	1,452
Net investment income	64,406	46,649
Expenses
Loan fulfillment fees	7,715	6,124
Interest	6,703	6,674
Loan servicing expense	5,036	4,936
Management fees	2,488	1,804
Compensation	1,744	1,301
Professional services	1,186	442
Other	1,559	793
Total expenses	26,431	22,074
Income before provision for income taxes	37,975	24,575
Provision for income taxes	8,406	5,517
Net income	$29,569	$19,058

Earnings per share
Basic	$0.80	$0.65
Diluted	$0.79	$0.65
Weighted-average shares outstanding
Basic	36,922	29,076
Diluted	37,208	29,335
Dividends declared per share	$0.55	$0.55

(end)